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                                                                      EXHIBIT 11
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                    Quarter Ended
                                                   March 31, 1999
                                                   --------------
Diluted net income per share:

 Net income to common shareholders                    $ 1,767,000

 Average number of shares outstanding                  11,500,000
 Net effect of dilutive stock options-based on
  treasury stock method                                       N/A
                                                    -------------
 Total average shares                                  11,500,000
                                                    =============

 Diluted net income per share                         $      0.15